Exhibit 99.1

BGC’S ALL-CASH TENDER CLEARLY REPRESENTS SUPERIOR VALUE FOR GFI SHAREHOLDERS

GFI Shareholders Urged to Tender Their Shares

NEW YORK, NY – November 6, 2014 – BGC Partners, Inc. (NASDAQ: BGCP) (“BGC Partners,” or “BGC”), a leading global brokerage company primarily servicing the financial and real estate markets, today responded to the recommendation by the Board of Directors of GFI Group Inc. (NYSE: GFIG) (“GFI Group” or “GFI”) to reject BGC’s $5.25 per share all-cash tender offer in favor of a clearly inferior management-sponsored $4.55 all-stock deal. BGC, which currently owns approximately 13.5% of GFI’s outstanding shares, reaffirmed its commitment to completing its transaction on the superior terms proposed.

BGC’s $5.25 per share all-cash offer represents a premium of more than 15% to the $4.55 per share all-stock transaction announced by CME Group Inc. (NASDAQ: CME) (“CME”) and GFI Group on July 30, 2014 and a premium of more than 68% to the price of GFI Group shares on July 29, 2014, the last day prior to the announcement of the CME transaction.

“We are confident that GFI’s outside shareholders will view BGC’s fully financed, $5.25 per share all-cash tender offer as superior to the $4.55 per share all-stock transaction with CME,” said Howard W. Lutnick, Chairman and Chief Executive Officer of BGC. “We remain committed to completing our tender, which provides a higher all-cash price, and which has closing conditions offering BGC protections substantially similar to the protections offered to CME by GFI.

“Ultimately, GFI shareholders must choose between BGC’s higher offer and an inferior transaction involving serious conflicts of interest. Our proposed transaction is extremely attractive from a strategic standpoint, offers GFI shareholders a premium of 70 cents per share, or 15%, compared to the CME transaction, and will greatly benefit GFI’s customers and brokers. Our offer gives GFI shareholders better value for their investment, and we urge them to seize that opportunity by tendering their shares now.”

Response to GFI’s Solicitation/Recommendation Statement on Schedule 14D-9

BGC believes that the reasons set forth by GFI to reject the tender offer are without merit and should not deter GFI shareholders from tendering their shares in BGC’s $5.25 all-cash tender offer, which is clearly higher than the $4.55 all-stock transaction proposed by CME. In particular, BGC highlights the following:

•

The BGC tender offer contains conditions that provide BGC with substantially similar protections to those provided to CME by GFI. In contrast to CME, BGC is not a party to any agreement with GFI. As a result, BGC’s offer reasonably includes conditions that would provide it with similar protection as if it were party to an agreement with GFI. For example, both the BGC tender offer and the proposed CME transaction provide the buyer with board control, so BGC’s request for a two-thirds majority of GFI’s board is completely consistent and logical. The GFI Special Committee may, with or without the consent of management, take the actions necessary to ensure BGC’s nominees constitute at least a two-thirds majority of the GFI board, via some resignations and the filling of additional board seats.

•	BGC is seeking protections designed to preserve the value of GFI and deliver certain value to GFI shareholders. Accordingly, BGC intends to file an amended tender offer to revise the impairment condition in its offer to clarify that it only covers actions by GFI taken after the announcement of the CME transaction that are outside of the ordinary course of business. Such actions might include new change-of-control agreements with executives or other non-arm’s length arrangements that would have a material adverse significance with respect to the value of GFI. BGC also will amend its tender offer to provide for an objective standard to determine whether this condition has been satisfied.

•	BGC warns GFI shareholders to carefully consider GFI’s assertion that the all-stock consideration being offered by CME is superior. BGC believes that $4.55 in stock consideration is clearly inferior to $5.25 in cash. Anyone who prefers stock is free to use the $5.25 in cash offered by BGC to purchase shares of CME or any other company.

•	BGC believes that the conditions in its offer should not deter GFI shareholders from tendering their shares into its offer. Until GFI shares are accepted for payment, GFI shareholders have the ability to withdraw their shares from the BGC offer at any time. Therefore, BGC does not believe that there is any risk to GFI shareholders in tendering their shares. BGC is fully committed to accepting shares for payment once the conditions are either met or waived, whereupon GFI shareholders will receive $5.25 per share in cash.

•	Jersey Partners Inc. has committed itself to selling its shares to the CME for $4.55. While that means that it cannot currently participate in BGC’s tender offer, Jersey Partners has no means of blocking outside shareholders from receiving the $5.25 per share from BGC.

In summary, BGC urges GFI shareholders to receive the greater value offered by tendering their shares.

The offer is currently scheduled to expire at 12:00, midnight Eastern Time, at the end of the day on November 19, 2014, unless extended. The full terms and conditions of the tender offer are set forth in the offering documents that BGC filed with the Securities and Exchange Commission (“SEC”) on October 22, 2014.

Innisfree M&A Incorporated is the Information Agent for the tender offer and any questions or requests for the Offer to Purchase and related materials with respect to the tender offer may be directed to them, toll-free at (888) 750-5884.

BGC’s financial advisor and dealer manager for the tender offer is Cantor Fitzgerald & Co. and its legal advisor is Wachtell, Lipton, Rosen & Katz.

About BGC Partners, Inc.

BGC Partners is a leading global brokerage company servicing the financial and real estate markets. Products include fixed income securities, interest rate swaps, foreign exchange, equities, equity derivatives, credit derivatives, commercial real estate, commodities, futures, and structured products. BGC also provides a wide range of services, including trade execution, broker-dealer services, clearing, processing, information, and other back-office services to a broad range of financial and non-financial institutions. Through its BGC Trader and BGC Market Data brands, BGC offers financial technology solutions, market data, and analytics related to numerous financial instruments and markets. Through the Newmark Grubb Knight Frank brand, BGC offers a wide range of commercial real estate services including leasing and corporate advisory, investment sales and financial services, consulting, project and development management, and property and facilities management. BGC’s customers include many of the world’s largest banks, broker-dealers, investment banks, trading firms, hedge funds, governments, corporations, property owners, real estate developers, and investment firms. BGC’s common stock trades on the NASDAQ Global Select Market under the ticker symbol (NASDAQ: BGCP). BGC also has an outstanding bond issuance of Senior Notes due June 15, 2042, which trade on the New York Stock Exchange under the symbol (NYSE: BGCA). BGC Partners is led by Chairman and Chief Executive Officer Howard W. Lutnick. For more information, please visit http://www.bgcpartners.com.

BGC, BGC Trader, Newmark, Grubb & Ellis, and Grubb are trademarks and service marks of BGC Partners, Inc. and/or its affiliates. Knight Frank is a service mark of Knight Frank (Nominees) Limited.

Important Additional Information

This communication is provided for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell any shares of the common stock of GFI Group Inc. (“GFI”) or any other securities. BGC Partners, Inc. and its subsidiary BGC Partners, L.P. have commenced a tender offer for all outstanding shares of common stock of GFI and have filed with the Securities and Exchange Commission (“SEC”) a tender offer statement on Schedule TO (including an Offer to Purchase, a Letter of Transmittal and related documents). These documents, as they may be amended from time to time, contain important information, including the terms and conditions of the tender offer, and shareholders of GFI are advised to carefully read these documents before making any decision with respect to the tender offer. Investors and security holders may obtain free copies of these statements and other documents filed with respect to the tender offer at the SEC’s website at www.sec.gov. These materials are also available to GFI Group security holders at no expense to them or by calling BGC Partners’ information agent, Innisfree M&A Incorporated, toll-free at (888) 750-5884.

Discussion of Forward-Looking Statements by BGC Partners

Statements in this document regarding BGC Partners’ business that are not historical facts are “forward-looking statements” that involve risks and uncertainties. Except as required by law, BGC undertakes no obligation to release any revisions to any forward-looking statements. For a discussion of additional risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see BGC’s Securities and Exchange Commission filings, including, but not limited to, the risk factors set forth in our public filings, including our most recent Form 10-K and any updates to such risk factors contained in subsequent Form 10-Q or Form 8-K filings.

BGC Media Contacts:

George Sard / Bryan Locke / Bob Rendine

Sard Verbinnen & Co

+1-212-687-8080

Hannah Sloane

+1 212-294-7938

Sarah Laufer

+1 212-915-1008

BGC Investor Contacts:

Jason McGruder

+1 212-829-4988

Jason Chryssicas

+1 212-915-1987